Exhibit 10.4
H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
GRANT AGREEMENT
     This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and William C. Cobb (“Participant”).
     WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”); and
     WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of May 2, 2011, wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors.
     NOW THEREFORE, in consideration of the parties promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,
     IT IS AGREED AS FOLLOWS:
1. Definitions. Whenever a term is used in this Agreement or an Award Certificate issued under the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
1.1 Code. Code means the Internal Revenue Code of 1986, as amended.
1.2 Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
1.3 Common Stock. Common Stock means the common stock, without par value, of the Company.
1.4 Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
1.5 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
1.6 Fair Market Value. Fair Market Value (“FMV”) means the Closing Price for one share of H&R Block, Inc. Stock.
1.7 Restricted Shares. Restricted Share (“Shares”) means a share of Common Stock issued to a Participant under the Plan subject to such terms and conditions, including without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.
2. Restricted Shares.
2.1 Issuance of Shares. As of May 2, 2011 (the “Award Date”), the Company shall issue 128,720 Shares evidenced by this Grant Agreement to the Participant which shall be held by the Company and subject to the substantial risk of forfeiture.
2.2 Substantial Risk of Forfeiture. The Shares covered hereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period time as designated by Section 2.6, subject to Section 2.7.
2.3 Restrictions on Transfer. During for period the Shares are subject to substantial risk of forfeiture, the Shares shall be held by the Company, or its transfer agent or other designee and shall be subject to restrictions on transfer.
2.4 [RESERVED]
2.5 Requirement of Employment. The Participant must remain in continuous employment of the Company during the period any Shares are subject to substantial risk of forfeiture. Absent an agreement to the contrary, if Participant’s employment with the Company should terminate for any reason, other than Retirement, all Shares then held by the Company or its transfer agent or other designee, if any, shall be forfeited by the Participant and Participant authorizes the Company and its stock transfer agent to cause delivery, transfer and conveyance of the Shares to the Company.
2.6 Delivery of Shares. Any Shares to be delivered to the Participant by the Company in accordance with the following Schedule:

Percent of Shares Subject to Vesting
Vesting Date	on Such Vesting Date
December 24, 2011	33%
December 24, 2012	33%
December 24, 2013	34%
Upon the vesting date, Shares shall be transferred directly into a brokerage account established for the Participant at a financial institution the Committee shall select at its sole discretion (the

“Financial Institution”) or delivered in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion. The Participant agrees to complete any documentation with the Company or the financial institution that is necessary to affect the transfer of Shares to the financial institution before the delivery will occur.
2.7 Acceleration of Vesting. Notwithstanding anything herein to the contrary, the acceleration of the vesting of any Shares shall occur in accordance with the terms and conditions of that certain Employment Agreement dated April 27, 2011, between Participant and H&R Block Management, LLC (the “Employment Agreement”).
3. [RESERVED]
4. Transfer Restrictions.
4.1 Transfer Restrictions on Shares. During the period that Shares are held by the Company hereunder for delivery to the Participant, such Shares and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt, contrary to the terms hereof, to transfer, assign, pledge, hypothecate, or otherwise so dispose of such Shares or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process upon such Shares or the rights and privileges hereby granted, then and in any such event this Agreement and the rights and privileges hereby granted shall immediately terminate. Immediately after such termination, such Shares shall be forfeited by the Participant and the Participant hereby authorizes the Company and its stock transfer agent to cause the delivery, transfer and conveyance of such Shares to the Company.
4.2 Non-Transferability of Awards Generally. Any Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.
5. Miscellaneous.
5.1 No Employment Contract. This Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Participant and any subsidiary of the Company.
5.2 [RESERVED]

5.3 Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the Company shall make such equitable adjustments with respect to the Shares, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the rights hereunder or of the shares subject to this Grant Agreement.
5.4 Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards. Notwithstanding the foregoing, no Award may be terminated unless the Award is fully vested as of such date and the Participant is paid the value thereof.
5.5 Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the delivery of Shares under the Grant Agreement (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan). Notwithstanding anything herein or in the Plan to the contrary, any interpretation of terms used in the Employment Agreement shall be resolved in accordance with the dispute mechanisms therein and shall bind the Company and the Participant.
5.6 Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.
5.7 [RESERVED]

5.8 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Award, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. Such arrangements shall include relinquishment of a portion of such payment or benefit, and in the event the Participant has not made any such arrangements, such relinquishment shall be automatic.
5.9 Waiver. The failure of the Company to enforce at any time any terms or conditions of this Agreement shall not be construed to be a waiver of such terms or conditions or of any other provision. Any waiver or modification of the terms or conditions of this Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.
5.10 Incorporation. The terms and conditions of this Grant Agreement are authorized by the Compensation Committee of the Board of Directors of H&R Block, Inc.
5.11 Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
5.12 Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
5.13 Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant and Company agree and submit to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.
5.14 [RESERVED]
5.15 Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R

Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.
5.16 Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
5.17 Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.
5.18 Execution of Agreement. This Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.
5.19 Conflicts. To the extent there is any conflict between this Agreement and the Employment Agreement, the Employment Agreement shall control.
In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.
The parties hereto have executed this Grant Agreement.

Associate Name:	William C. Cobb

Date Signed:

H&R BLOCK, INC.
By:	/s/ Tammy Serati
	Name:	Tammy Serati
	Title:	Senior Vice President, Human Resources